UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2010

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H & H IMPORTS, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-53539	80-149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14044 Icot Blvd., Clearwater, Florida 33760

(Address of principal executive offices) (Zip Code)

727-288-2738

Registrant’s telephone number, including area code

7220 N.W. 7th Street, Plantation, Florida 33317

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets

On May 28, 2010 (the “Closing Date”), H&H Imports, Inc., a Florida corporation (the “Company” or “Registrant”) closed its definitive merger agreement (the “Merger Agreement”) to acquire TV Goods Holding Corporation, a Florida corporation (“TV Goods”), pursuant to which TV Goods merged with TV Goods Acquisition, Inc., a wholly owned subsidiary of H&H. Pursuant to the terms of the Merger Agreement, the shareholders of TV Goods (the “TV Goods Shareholders”) exchanged all of the TV Goods shares in exchange for 182,487,500 shares of our common stock (the “Merger”). As a result of the Merger, TV Goods became our wholly-owned subsidiary.

In exchange for all of the outstanding shares of TV Goods common stock, holders of TV Goods common stock received 182,487,500 shares of the Company representing approximately 98.8% of the outstanding shares of the Company. The 108 TV Goods security holders also received warrants exercisable to purchase an additional 72,000,000 shares of the Company common stock in exchange for TV Goods warrants. The TV Good warrants are described below. In addition, 2,400,000 warrants were issued to Forge Financial Group, Inc. and its assignees (the “TV Goods Placement Agent Warrants”) which are also described below. Options to purchase 21,000,000 shares of common stock were also issued under TV Goods Stock Option Plans. The options are exercisable at $0.075 per share. The shares of common stock issued pursuant to the Merger contain the same rights, terms and preferences as the Company's currently issued and outstanding shares of common stock.

The securities issued to the TV Goods security holders were issued under the exemption from registration provided by Section 4(2) of the Securities Act. The securities contain a legend restricting transferability absent registration or applicable exemption. The TV Goods security holders received current information about the Company and had the opportunity to ask questions about the Company. All of the TV Goods security holders were deemed accredited.

Prior to the Closing Date, TV Goods completed a private placement (“TV Goods Private Placement”) and sold 24,000,000 Units or $2,400,000, each Unit consisting of: (i) one Share of Common Stock (the “TV Goods Offering Shares”); (ii) one Series A Warrant to purchase one share of Common Stock exercisable at $0.15 per share; (iii) one Series B Warrant to purchase one share of Common Stock exercisable at $0.25 per share; and (iv) one Series C Warrant to purchase one share of Common Stock exercisable at $0.50 per share (the Series A Warrant, Series B Warrant and Series C Warrants, collectively the “TV Goods Offering Warrants”) at a price per Unit of $0.10; and in addition, TV Goods Holdings issued placement agent warrants (“TV Goods Placement Agent Warrants”), to purchase at $0.10 per Unit, a number of Units equal to 10% of the Units sold under the TV Goods Holding Private Placement (the TV Goods Holding Offering Shares, TV Goods Holding Offering Warrants and TV Goods Placement Agent Warrants, together referred to as the “TV Goods Private Placement Securities”). The TV Goods Private Placement Securities were exchanged for Company securities pursuant to the Merger Agreement. In addition, prior to the Closing Date TV Goods also had issued and outstanding Senior Working Capital Notes in the principal amount of $687,500 (“TV Goods Senior Notes”). The TV Goods Senior Notes will convert into an aggregate of 10,307,346 shares of TV Goods Common Stock pursuant to the terms of such notes and the Merger Agreement.

In connection with the Merger Agreement 3,000,000 shares of our outstanding shares of common stock were returned to treasury by certain shareholders of H&H and retired in consideration of $300,000. As of the date of this report there were 184,755,010 shares of Company common stock outstanding.

A copy of the Merger Agreement is incorporated herein by reference and is filed as an Exhibit to this Form 8-K. The description of the transactions contemplated by the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference.

Our current corporate structure is set forth below:

Business Overview

Prior to the Merger, we were a wholesale leather goods company. As a result of the Merger, we will principally engage in the operations of TV Goods, which develops, markets and distributes products and services primarily through infomercials and other direct response (“DR”) channels of distribution. Its business is principally conducted through recently organized operating subsidiaries, TV Goods, Inc., a Florida corporation and Inventors Business Center, LLC a Florida limited liability company.

TV Goods was formed in October 2009 and as a result has a limited operating history. TV Goods’ management however has extensive experience and a track record of success in this industry over the past 25 years. Management is responsible for having produced over 500 infomercials and spots over the years accounting for over $4 billion in sales revenues. TV Goods intends to leverage this experience and the current high profile of its Chairman, Kevin Harrington, to develop and launch marketing campaigns for a portfolio of products and services. TV Goods has commenced limited revenue generation and believes it has several products ready for marketing over the next 90 days.

Harrington is currently a “Shark” in the Sony Television/Mark Burnett production of “Shark Tank” which runs on primetime on the ABC Network. “Shark Tank” provides a forum for entrepreneurs to pitch their products or businesses to the Sharks in hopes of receiving an investment and a business venture with the Sharks to take the businesses to the next level. Harrington’s involvement with “Shark Tank” has generated a number of product marketing opportunities. “Shark Tank” is not associated with TV Goods.

In addition to accessing products as a result of Harrington’s name recognition and TV Goods’ track record within the industry, TV Goods’ Inventors Business Center (“IBC”) subsidiary operates as a one-stop-shop and incubator for inventors and new products. IBC’s clients pay TV Goods up-front in cash, as well as significant equity participation in the product, to receive turnkey services for product and infomercial development. This business model differentiates TV Goods from other players within the direct response industry as it allows TV Goods to generate, rather than expend, cash flow in the product development phase.

TV Goods also intends to differentiate itself from its DRTV competitors by utilizing DRTV to create increased retail sales where the both the number of sales and the margins are greater than product sales made via TV. TV Goods plans to focus on driving retail sales by increasing consumer awareness via the utilization of the traditional and non-traditional DRTV markets and methods.

Our primary channels of product distribution are through television via infomercials (28.5 minutes shows), short form spots (30 seconds to 5 minutes) and live shopping channels such as QVC, HSN and Shop NBC. Our business philosophy is to test the products or services with a limited media spend to determine if a full-scale marketing campaign can be rolled out. Secondary channels of distribution include the internet, retail, catalog, radio and print. If a product or service can be marketed successfully in the US, then the campaign is often rolled out internationally through live shopping channels and through international distribution partners.

TV Goods’ executive offices are located at 14044 Icot Boulevard, Clearwater, Florida 33760; our telephone number is 727-288-2738. Its website addresses are www.TVGoods.com, www.Inventorsbc.com and Kevin Harrington’s website is http://www.KevinHarrington.tv. Information contained on websites does not constitute a part of this report.

The Direct Marketing Industry

According to the Direct Market Association, in 2007, the direct marketing industry in the United States was approximately a $2 trillion industry. The direct marketing industry is large, fragmented and growing at a faster rate than the overall retail industry. The United States direct marketing industry has a diverse set of channels, including direct mail, telemarketing, television, radio, newspaper, magazines and others and is comprised primarily of single-channel or single-product companies. Typically, industry participants engage in direct response advertising communications to generate direct orders, interested party leads or store/website traffic.

Cable networks represent the traditional conduit for delivering direct response television programs. Historically, direct response television programming has aired on cable networks during off-peak periods. The deregulation of the cable television industry in 1984 and the resulting proliferation of channels, including cable channels dedicated to particular demographic segments, pursuits or lifestyles have opened up additional opportunities for direct response television producers to reach targeted households and has been a major factor behind the rising popularity of direct response television programs.

The continued growth of satellite and cable subscribers has positioned direct response television as a direct marketing channel with significant domestic and international growth prospects. This distribution channel includes 28.5-minute direct response programs, short-form direct response advertisements (30 second to 5 minute spot commercials) as well as home shopping channels. The direct response television format allows advertisers to reach an audience cost effectively while educating the consumer, creating product and brand awareness quickly and generating immediate revenues and near term sales leads. In recent years, direct response television programs have proven to be effective in creating brand recognition and for simplifying the process for new products to be introduced by traditional retailers.

Most direct response television programs involve products whose features and advantages benefit from a lengthy demonstration or explanation and that are amenable to impulse buying. The leading product categories for direct response television programs are cosmetics, fitness/exercise products, diet/nutrition products, kitchen tools and appliances, self-improvement/education/motivation courses, music (CDs and cassettes) and home videos/DVDs. Direct response television programs discuss and demonstrate the products and provide a toll-free number for viewers to call to purchase the products. In addition, direct response television programs today typically provide a Web address for viewers to obtain additional information or make their purchases online.

As the industry has developed, the variety of products and services promoted though direct response television programs has steadily increased. Direct response television programs are now routinely used to introduce new products, drive retail traffic, schedule demonstrations and build product and brand awareness for products ranging from automobiles to mutual funds.

The commercial success of a number of well-known direct response television campaigns in the fitness, kitchen and beauty product categories highlighted the ability of direct response television programming to launch new products, build brand awareness quickly and cost-effectively, and generate immediate revenues and sales leads. In addition, these early successes led to the extension of direct response television programs to many other product categories, including automobiles, computers and financial services. The success of the direct response television format has captured the interest of traditional advertisers seeking to educate consumers about a complex product or service, while promoting product and brand awareness and acquiring sales leads. In recent years, such well-known companies as General Motors, Ford, Nissan, Lexus, Jaguar, Mercedes-Benz, Land Rover, AT&T, Corning, Johnson & Johnson, Time-Life, H&R Block, Microsoft, Magnavox, Apple Computer, Bose, Kodak, Nikon, Princess Cruises,

Campbell, Quaker State, Glaxo Wellcome, Philips, Taylor Made and Fidelity Investments have employed direct response television programs to promote their products and services. The adoption of direct response television programs by such recognized household names has added credibility to the direct response television medium.

Industry leaders are developing new business models that augment consumer initiated sales calls with outbound telemarketing. Direct response television programs are being utilized increasingly as part of an integrated, multi-channel marketing campaign that includes traditional 30-second television advertising and print advertising. Direct response television programs are often employed to introduce new products destined for eventual sale through traditional retail outlets.

Recent years have also seen a convergence of direct response television programs with Internet direct response marketing. Virtually all direct response television programs now display a URL in addition to a toll-free telephone number. The addition of an e-commerce component boosts direct response sales on an annually expanding basis. The eventual technological convergence of television and the Internet is expected to create new opportunities for the direct marketing industry by removing filters between the marketer and the consumer, offering new levels of interactivity and customization, and speeding the delivery of information and offers to the consumer.

Business Strategies

TV Goods’ strategy is to (i) develop and enhance a diverse product portfolio with ownership interests in products and brands, (ii) utilize management’s highly developed multi-tiered domestic and international infrastructure of distribution channels to maximize the profitability of our products, (iii) develop and maintain a low cost position in our industry by virtue of our scale, by combining in-house expertise in critical value-added functions such as product selection, marketing development, media buying and direct response television production with a strategy of outsourcing to low-cost providers non-core functions such as manufacturing, order processing and fulfillment, and (iv) minimize business risk by retaining a highly variable cost structure and curtailing inventory risk.

Enhance Diverse Product Portfolio. Our initial product portfolio described below provides us with a diversified product portfolio and a potentially stable source of revenues and less exposure to changes in consumer preferences. We actively seek products through numerous sources such as inventors, product owners, design companies, manufacturers, advertising and media agencies, production houses, trade shows as well as our own internal development staff. We believe that TV Goods’ industry reputation as a quality business partner as well as its ability to launch a coordinated worldwide marketing and distribution effort makes it a partner of choice for product owners and attracts numerous product proposals from third parties. Management reviews thousands of product proposals annually. In addition, TV Goods has an in-house product development staff to create products to capitalize on market opportunities in domestic and international markets.

Leverage Multi-Tiered Domestic and International Distribution Infrastructure. TV Goods utilizes multiple distribution channels to maximize customer awareness and brand recognition of its products, thereby extending their lifecycle and maximizing their profit potential. TV Goods utilizes direct response television to create customer awareness and brand loyalty of its products on a profitable and expeditious basis. The media exposure of a direct response television campaign typically allows TV Goods to expand its sources of revenue and achieve higher levels of profitability by leveraging its media investments through other distribution channels such as retail, home shopping channels (e.g. QVC and Home Shopping Network), print advertisements, catalogs, telemarketing and the Internet.

Maintain Low Cost Structure. TV Goods strives to maintain a low cost structure by combining in-house expertise in product testing, marketing development, media buying and direct response television production with outsourced non-core functions such as manufacturing, order processing and fulfillment. TV Goods utilizes in-house expertise in functions that are critical to the success of its business and contracts with third-party providers where it can achieve significant cost savings and efficiencies. In TV Goods has structured its international operations as distributorships and strategic partnerships to avoid the significant costs and risks associated with managing far-reaching overseas operations.

Minimize Business Risk. TV Goods has developed a number of strategies to minimize business risk, including (i) maintaining a high ratio of variable costs, which will result from outsourcing all non-core activities to low-cost third-party providers, (ii) minimizing inventory levels by not placing significant orders until demand is actually generated, and (iii) adopting a systematic and highly disciplined market testing methodology, which rigorously screens products prior to committing significant resources to them.

Growth Strategy

TV Goods’ growth strategy is to (i) develop various marketing channels to extend product life cycles and create additional revenue and profit opportunities, (ii) develop international sales by further expanding the scope of management’s relationships with existing international distributors and strategic partners and adding new international distributors and strategic partners in underserved markets, and (iii) increase focus on product branding through direct response television to facilitate sales across distribution channels and product categories and build valuable brand equity over time by virtue of significant annual media spending.

Product Overview

The first critical step of the marketing process consists of reviewing and analyzing products for selection and acquisition. We have a structured and disciplined methodology, utilizing twelve selection criteria to evaluate the potential of each product. The selection process includes two series of market tests in which the potential market demand for a product is quantified on the basis of our performance in certain well-chosen test markets. Test markets are selected based on their demographic characteristics and effectiveness in past tests. It is important to note that certain products are developed and marketed specifically for certain channels of distribution (e.g., retail only or home shopping channels only), often in conjunction with an exclusive offering.

TV Goods intends to bring both internally and externally generated products to market. It has a product development staff whose responsibility is to identify new products that will be successful in direct response television marketing and other direct marketing channels. TV Goods reviews products for acquisition and/or development at various stages of completion. TV Goods differentiates products according to three product development/acquisition models, each of which typically accounts for one third of existing product portfolio: products acquired from owners or inventors; in-house developed products; and distribution partnerships.

Products Acquired from Owners or Inventors. TV Goods acquires products from independent products owners and inventors at different stages of development from initial idea through prototype development to finished products. In situations where TV Goods acquires products from third parties, TV Goods intends to acquire all marketing rights, manufacturing and inventory control, and either purchase the product from the owner or pay the product owner a royalty based on revenues from the project.

In-House Developed Products. TV Goods will independently develop and fund in-house products. When developing an in-house product, we will create the concept, develop the prototype, and produce the direct response television program. All of the profits from in-house developed products are retained by TV Goods. Our in-house products are typically developed in lower risk product classes where there is known demand and we can utilize our in-house expertise to develop the product. We also engage outside designers and engineers to assist in developing product concepts. Our in-house product development capabilities allow us to enter product classes swiftly and maximize profit potential.

Distribution Partnerships. TV Goods will enter into distribution partnerships with product owners in situations where the product owners fund the production and marketing and we receive distribution rights. When we enter into these distribution partnerships, we will typically share equally in the net profits, but we have minimal financial risk in the event the product is unsuccessful. Distribution partnerships usually last for three years with an option to extend if the product is successful.

TV Goods’ Business Segments

TV Goods, Inc.

TV Goods commenced operations in 2009 through its TV Goods, Inc. subsidiary. TV Goods mission has been to attract and generate a significant flow of product ideas from numerous sources. Upon product acquisition, TV Goods, Inc then leverages its creative ability to make an effective marketing message and obtain low-cost manufacturing and fulfillment services. Upon product completion, TV Goods utilizes its distribution expertise to bring the product to market. Services that TV Goods, Inc offers include concept, development; prototype development; and direct response television program creation

Inventors Business Center, LLC

In an effort to expand upon the products it acquires from Owners or Inventors, TV Goods recently established the IBC. IBC provides services for cash and or equity in the product. In situations where IBC acquires the product, it seeks to acquire all marketing rights, manufacturing and inventory control, and either purchase the product from the owner or pay the product owner a royalty based on revenues from the project.

TV Goods has launched IBC Canada under a 50/50 joint venture with a local partner. This venture is anticipated to distribute all IBC USA projects in Canada, and additionally prepare products for international roll out. IBC Canada will also be an incubator for inventors and new products mirroring the day-to-day operations of IBC USA to attract Canadian entrepreneurs.

Access Gayle™

Access Gayle™ is a “Newsmercial™” which is a 5 minute hybrid lifestyle segment that features news veteran, Gayle Guyardo, to demonstrate TV Goods’ products and entertain viewers. The show is designed to implement TV Goods’ strategy of minimizing its risk before full scale product launch. Thus, the show solicits viewers for ideas, products and feedback while serving as an incubator for new products prior to mass market introduction. Access Gayle™ debuted on March 6, 2010 in Tampa Bay, the 14th largest TV viewing marketing in the country, on ABC, WFTS Channel 28.

The MilitaryShoppingChannel.com

TV Goods is also presently working toward the launch of MilitaryShoppingChannel.com. through MilitaryShoppingChannel, LLC, (“MSC”). MSC is co-owned with the Singer Group. TV Goods and The Singer Group will equally fund and equally share the profits generated by the venture. TV Goods and The Singer Group will participate in the operation of the site.

MilitaryShoppingChannel.com is planned to be a site within AAFES.com, the Army & Air Force Exchange Service site which reaches both Active Duty and Retired Members of the Army, Air Force, Navy, Marines and Coast Guard around the world whose retail activities exceed $20 billion dollars per year. AAFES, which has over 25 million unique visitors annually of active military personnel to its site, is a closed network providing quality merchandise and services at competitively low prices and to generate earnings which provide a dividend to support morale, welfare, and recreation (MWR) Programs. MSC also hopes to sell the items in the military exchanges located around the world. MSC plans to utilize video presentations, similar to an on-demand live home shopping channel, to promote the sales of the items on the site. The videos are planned to feature some well known celebrities and anticipated to be produced by TV Goods at its headquarters.

Intellectual Property

TV Goods currently owns several internet domain names, including but not limited to inventorbusinesscenter.com, pitchtank.com, asseenonrealtv.com, militaryshoppingchannel.com and notseeninstores.com. TV Goods does not own the domain name “tvgoods.com”.

Research and Development Efforts

Research and development (R&D) efforts have been (and intend to remain) limited in scope due to TV Goods’ developing and executing marketing strategies for consumer products where the inventor has already completed the bulk of the up-front R&D. R&D efforts may in some cases research competitive patents. There may be cases where the product is a new concept with rough prototypes. In such cases, TV Goods would invest in the further development of such product in order to make the product more consumer ready.

Material Agreements and Relationships

TV Goods intend to develop and execute a product strategy with the objective of targeting the market segments that present the most profitable opportunities. In some cases this product strategy may result in a higher total amount of dollars of profit as opposed to the highest profit margins. The pricing strategy will also be in line with the objective of producing the highest total profit amount and may not result in the highest margins. TV Goods recognizes that mass retail opportunities often require a competitive pricing strategy. The logistics function will be outsourced to a specialist in DRTV fulfillment in order to lower the risk that is often associated with a higher fixed operating expense. TV Goods believes promotional efforts will be its most visible strength. It intends to create consumer demand through effective TV advertising, which in turn may generate significant orders from retailers. TV Goods intends to create these television ads with a mix of internal employees which will often work together with freelance contractors. The primary channels by which video content will reach the consumers include TV Goods’ proprietary newsmercial which runs with a lead in from the actual news. Also included are the traditional half hour infomercials, two minute DRTV spots and live shopping venues such as HSN or QVC.

Competition

The DR industry in general is highly competitive. The market leaders fluctuate constantly, as those with the popular products and shows can dominate the airwaves and control media time because they have a product that warrants the purchase of time. TV Goods believes that no one company has or can claim any stable market share. As TV Goods intends to use multi-channel distribution for its products, it will compete with various producers of similar products. TV Goods competes directly with companies that generate sales from both long form and short form infomercials. TV Goods also competes with a large number of consumer product companies and retailers who have substantially greater financial, marketing and other resources than TV Goods, some of which have commenced or indicated their intent to conduct direct response marketing. There also exists a threat from competitors who attempt to copy a successful product TV Goods markets and market their copied product at significantly lower prices than TV Goods. Products similar to TV Goods may also be sold in department stores, pharmacies, general merchandise stores, over the Internet, in newspapers, magazines and direct mail advertising, thereby diminishing competitive position. As TV Goods is a newer entrant into the direct response market, there are significantly more established direct response companies who are better financed and have more credit and higher revenues than we have.

The DR business is evolving and competitive. Larger and better-established entities may acquire, invest in or form joint ventures with competitors. Many of these entities have longer operating histories and have greater financial and marketing resources than TV Goods. Increased competition from these or other competitors could reduce revenue and profits. In addition, the smaller businesses TV Goods competes against may be able to more effectively personalize their relationships with customers.

Management believes the principal competitive factors in the DR market are authenticity of information, unique content and distinctiveness and quality of product, brand recognition and price, and distribution capabilities. Management expects industry consolidation to increase competition. As competitors grow, they may adopt aggressive pricing or inventory policies, which could result in reduced operating margins and loss of market share.

In addition, while TV Goods believes its business plan and assumptions are reasonable, the demographic trends on which they are based may change and the current consumption levels may not be sustained. The decrease of consumer interest in purchasing goods that TV Goods promotes would materially and adversely affect its customer base and revenues and, accordingly, its financial prospects.

Regulation of Products and Services

TV Goods’ business is subject to a number of governmental regulations, including the Mail or Telephone Order Merchandise Rule and related regulations of the Federal Trade Commission. These regulations prohibit unfair methods of competition and unfair or deceptive acts or practices in connection with mail and telephone order sales and require sellers of mail and telephone order merchandise to conform to certain rules of conduct with respect to shipping dates and shipping delays. TV Goods is also subject to regulations of the U.S. Postal Service and various state and local consumer protection agencies relating to matters such as advertising, order solicitation, shipment deadlines and customer refunds and returns. In addition, merchandise that TV Goods import is subject to import and customs duties and, in some cases, import quotas. TV Goods believes it complies with all applicable provisions of those laws and rules.

Employees

As of June 1, 2010, TV Goods employed 15 full-time employees and contract personnel. Approximately five of the employees are management personnel, seven are R&D staff members and three are sales staff members. We maintain a satisfactory working relationship with its employees and has not experienced any labor disputes or any difficulty in recruiting staff for operations.

Facilities

TV Goods leases office space of approximately 10,500 square feet in Clearwater, Florida, at a cost of approximately $6,420 per month through December 2010, appropriately $8,025 per month through 2011 and $12,850 per month from January 2012 through February 2013. The term of this lease is through February 2013. This space is sufficient to support current and anticipated operations. TV Goods also currently sub-leases a portion of this space to various entities that provide marketing, production and other services to TV Goods, for a total of approximately $4,500 per month.

Risk Factors

Risks Related to TV Goods’ Business and Industry

TV Goods may never achieve or sustain profitability.

TV Goods is in an early stage of development and may incur losses as it attempts to develop and expand its operations and to market and sell its products. From inception through March 31, 2010 TV Goods has an accumulated deficit of approximately $920,000. No assurance can be given that TV Goods will achieve or sustain profitability. As a result of TV Goods’ limited operating history and the nature of the market in which it competes, it is difficult for TV Goods to forecast revenues or earnings accurately. No assurance can be given that TV Goods will be successful in accomplishing its goals or that it will generate sufficient revenue to become profitable or to sustain profitability.

TV Goods’ operations are subject to the general risks of the direct response television industry.

TV Goods’ operations could be impacted by both genuine and fictitious claims regarding TV Goods’ products. TV Goods could also suffer losses from a significant product liability judgment against it. A significant product liability judgment could also result in a loss of consumer confidence in TV Goods’ products and an actual or perceived loss of value of TV Goods’ brand, materially impacting consumer demand. Although TV Goods intends to carry product liability insurance, the amount of liability from product liability claims may exceed the amount of any insurance proceeds received by TV Goods.

TV Goods expects to rely upon trademark, copyright and trade secret laws to protect its proprietary rights, which might not provide TV Goods with adequate protection.

TV Goods’ success and ability to compete depend to a significant degree upon the protection of TV Goods’ intellectual property rights, including without limitation its trademarks, trade names and trade secrets. TV Goods might not be successful in protecting TV Goods’ intellectual property, and TV Goods’ intellectual property rights might not provide TV Goods with a meaningful competitive advantage. To protect TV Goods’ intellectual property, TV Goods expects to rely on a combination of trademark, copyright and trade secret laws, each of which affords only limited protection. TV Goods has not filed for any trademark protection. Any inability to protect TV Goods’ intellectual property rights could seriously harm TV Goods’ business, operating results and financial condition. In addition, the laws of some foreign countries do not protect TV Goods’ proprietary rights in TV Goods’ products to the same extent as do the laws of the United States. Despite the measures taken by TV Goods, it may be possible for a third party to copy or otherwise obtain and use TV Goods’ intellectual property without authorization.

Policing unauthorized use of TV Goods’ intellectual property rights is difficult, and litigation could become necessary in the future to enforce TV Goods’ intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm TV Goods’ business, financial condition and results of operations.

Claims that TV Goods infringes upon third parties’ intellectual property rights could be costly to defend or settle.

TV Goods may, from time to time, encounter disputes over rights and obligations concerning intellectual property. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires TV Goods to pay substantial damages. A judgment could also include an injunction or other court order that could prevent TV Goods from selling TV Goods’ products. TV Goods’ business, operating results and financial condition could be harmed if any of these events occurred.

TV Goods could incur substantial costs in defending itself against infringement claims. In the event of a claim of infringement, TV Goods might be required to obtain one or more licenses from third parties. TV Goods might be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm TV Goods’ business, operating results and financial condition.

TV Goods depends on the services of our Chairman.

Our success largely depends on the efforts, reputation and abilities of Kevin Harrington. TV Goods intends to leverage his experience and reputation to develop and launch its products and services. As such, the loss of the services of Mr. Harrington could materially harm TV Goods business. In addition, we do not presently maintain a key-man life insurance policy on Mr. Harrington.

TV Goods’ failure to retain and attract qualified personnel could harm TV Goods’ business.

TV Goods’ success depends on TV Goods’ ability to attract, train and retain qualified personnel. Competition for qualified personnel is intense and TV Goods may not be able to hire sufficient personnel to achieve TV Goods’ goals or support the anticipated growth in TV Goods’ business. The market for the personnel TV Goods requires is competitive. If TV Goods fails to attract and retain qualified personnel, TV Goods’ business will suffer.

Additionally, companies whose employees accept positions with competitors often claim that such competitors have engaged in unfair hiring practices. TV Goods may receive such claims in the future as TV Goods seeks to hire qualified employees. TV Goods could incur substantial costs in defending against any such claims.

TV Goods may have difficulty managing any future growth.

To implement TV Goods’ business objectives, it may need to grow rapidly in the future and TV Goods expects that such growth would lead to increased responsibility for both existing and new management personnel. To help manage future growth effectively TV Goods must maintain and enhance its financial and accounting systems and controls, hire and integrate new personnel and manage expanded operations. The growth in business, headcount and relationships with customers and other third parties is expected to place a significant strain on TV Goods’ management systems and resources. TV Goods will need to continue to improve its operational, managerial and financial controls, reporting systems and procedures, and will need to continue to expand, train and manage its work force. TV Goods’ failure to manage its future growth successfully would have a material adverse effect on the quality of its products and technology, its ability to retain customers and key personnel and its operating results and financial condition.

TV Goods may not be successful in finding or developing and marketing new products.

TV Goods’ business operations and financial performance depends on its ability to develop or acquire the rights to new products on a consistent basis. In the direct marketing industry, the average product life cycle varies from six months to four years, based on numerous factors, including competition, product features, the distribution channels utilized, cost of goods sold and effectiveness of advertising. Less successful products have shorter life cycles. The majority of TV Goods’ products are brought to it by inventors and other owners, with whom TV Goods negotiates marketing agreements. The competition for marketing rights is intense and is based primarily upon proceeds to the product owner, our reputation and our commitment and ability to market the product. There can be no assurance that TV Goods will be successful in developing or acquiring rights to quality products. TV Goods selects new products based upon management’s expertise and limited market studies. As a result, TV Goods needs to develop or acquire the rights to quality products that have sufficient margins and consumer appeal to justify their acquisition and development costs. There can be no assurance that the products TV Goods selects for acquisition and marketing will generate sufficient revenues to justify their acquisition and development costs.

TV Goods’ financial performance is dependent on the disproportionate success of a small group of products.

TV Goods’ business and results of operations are dependent on the disproportionate success of a small group of products. Its sales and profitability would be adversely affected if it were unable to develop or acquire the rights to a sufficient number of premium quality, premium priced products that satisfy its direct marketing criteria.

TV Goods’ financial performance may be harmed if unfavorable economic conditions adversely affected consumer spending.

The success of TV Goods’ operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, taxation and interest rates. Other events that adversely affect the economy diminish the willingness of consumers to purchase nonessential items, such as TV Goods’ products. There can be no assurance that consumer spending will not be affected by adverse economic conditions, thereby adversely affecting TV Goods’ business, financial condition and results of operations.

TV Goods faces competition from many other types of companies for customers.

The markets for our merchandise are highly competitive, and the recent growth in these markets has encouraged the entry of many new competitors as well as increased competition from established companies. There are no significant barriers to entry in the direct marketing industry. Within each merchandise category TV Goods has significant competitors and may face increased competition from new entrants or existing competitors who focus on market segments currently served by TV Goods. These competitors include large and small retailers, other direct marketing companies, including some with direct response television programs, and international competitors. Some of the large retail operations have recently begun, or indicated that they intend to begin, selling products through direct response marketing methods. Many of these competitors are larger and have significantly greater financial, marketing and other resources than TV Goods. Increased direct response marketing programs by TV Goods’ competitors may adversely affect response rates to TV Goods’ direct response television marketing, which would directly affect margins. There can be no assurance that TV Goods will be able to maintain or increase its market share in the future. Any failure of TV Goods’ business to compete successfully would materially and adversely affect our financial condition and results of operations.

TV Goods may not be able to respond in a timely and cost effective manner to changes in consumer preferences.

TV Goods’ merchandise is subject to changing consumer preferences. A shift in consumer preferences away from the merchandise that it offers could have a material adverse effect on our financial condition and results of operations. Our future success depends in part on TV Goods’ ability to anticipate and respond to changes in consumer preferences and there can be no assurance that TV Goods will respond in a timely or effective manner. Failure to anticipate and respond to changing consumer preferences could lead to, among other things, lower sales of products, significant markdowns or write-offs of inventory, increased merchandise returns and lower margins, which would have a material adverse effect on our financial condition and results of operations.

TV Goods’ business would be harmed if our third party manufacturers and service providers are unable to deliver products or provide services in a timely and cost effective manner.

TV Goods does not have any long term contracts with manufacturers, supplies or other service providers. All of TV Goods’ products are manufactured by other companies, primarily in the Far East. In addition, TV Goods utilizes other companies to fulfill orders placed for products and to provide telemarketing services. If TV Goods’ suppliers are unable, either temporarily or permanently, to deliver products or provide services to TV Goods or TV Goods’ customers in a timely and cost effective manner, it could have an adverse effect on our financial condition and results of operations. Since the period of time between the development of a product by TV Goods’ product development department until the first sale of such product is typically short, it is critical that TV Goods’ product manufacturers quickly produce high-quality, reasonably priced products for TV Goods to sell. However, because TV Goods’ primary product manufacturers are foreign companies which require longer lead times for products, any delay in production or delivery would adversely affect sales of the product and our financial condition and results of operations.

Our financial performance would be harmed if TV Goods suffers disruptions in our ability to fulfill orders.

TV Goods’ ability to provide effective customer service, efficiently fulfill orders and distribute merchandise depends, to a large degree, on the efficient and uninterrupted operation of the manufacturing and related call centers, distribution centers, management information systems run by third parties and on the timely performance of other third parties such as shipping companies and the United States Postal Service. Any material disruption or slowdown in manufacturing, order processing or fulfillment systems resulting from strikes or labor disputes, telephone down times, electrical outages, mechanical problems, human error or accidents, fire, natural disasters, adverse weather conditions or comparable events could cause delays in our ability to receive and distribute orders and may cause orders to be lost or to be shipped or delivered late. As a result, customers may cancel orders or refuse to receive goods on account of late shipments that would result in a reduction of net sales and could mean increased administrative and shipping costs. Our success depends in part on maintaining high quality customer service and any failure to do so could adversely affect our financial condition or results of operations.

TV Goods may experience merchandise returns or warranty claims in excess of its expectations.

As part of TV Goods’ customer service commitment, it maintains a liberal merchandise return policy that allows customers to return any merchandise, virtually at any time and for any reason, and regardless of merchantable condition. In addition, TV Goods intends to offer warranties on all of its products. TV Goods also intends to make allowances in its financial statements for anticipated merchandise returns and warranty claims based on historical return rates. There can be no assurance that actual merchandise returns and warranty claims will not exceed allowances. In addition, because allowances are based on historical return rates, there can be no assurance that the introduction of new merchandise, changes in the merchandise mix or other factors will not cause actual returns to exceed return allowances. Any significant increase in merchandise returns and warranty claims, or merchandise returns and warranty claims that exceed allowances, could adversely affect our financial condition and results of operations.

TV Goods must be able to acquire and effectively use media time to sell products and build customer awareness and brand loyalty.

TV Goods must have access to media time to televise direct response television programming on cable and broadcast networks, network affiliates and local stations. TV Goods will purchase a significant amount of media time from cable television and satellite networks, which assemble programming for transmission to cable system operators. If demand for airtime increases, cable system operators and broadcasters may limit the amount of time available for these broadcasts. Larger multiple cable system operators also sell “dark” time, (i.e., the hours during which a network does not broadcast its own programming) to third parties which may cause prices for such media to rise. Significant increases in the cost of media time or significant decreases in the available access to media could adversely affect our financial condition and results of operations. In addition, periodic world events may limit our access to air time and reduce the number of persons viewing its direct response programming in one or more markets, which would adversely affect our financial condition and results of operations for these periods.

International media suppliers have begun to negotiate for fixed media rates and minimum revenue guarantees, each of which increase our cost of media and risk. In addition to acquiring adequate amounts of media time, TV Goods’ business depends on its ability to manage efficiently purchases of media time, by analyzing the need for, and making purchases of, long term media and spot media. TV Goods must also properly allocate available airtime among current library of direct response television programs. If TV Goods cannot use all of the media time TV Goods, it attempts to sell excess media time to others. However, TV Goods cannot assure you that TV Goods will be able to use or sell any excess media time. Whenever TV Goods make advance purchases and commitments to purchase media time, TV Goods must manage the media time effectively, because the failure to do so could adversely affect our financial condition and results of operations.

TV Goods’ current management must manage transition to a reporting company which may put it at a competitive disadvantage.

TV Goods’ management team may not successfully or efficiently manage our transition into a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our executive officers and may divert their attention away from the day-to-day management of our business, which would materially and adversely impact our business operations. TV Goods intends to hire additional executive level employees, but there can be no assurance that our current or future management team will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements. Our failure to do so could lead to penalties, loss of trading liquidity, and regulatory actions and further result in the deterioration of our business through the redirection of resources.

We may need additional capital, which, if obtained, could result in dilution or significant debt service obligations. We may not be able to obtain additional capital on commercially reasonable terms, which could adversely affect our liquidity and financial position.

We may require additional cash resources due to changed business conditions or other future developments. If our current sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity. In addition, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure to raise additional funds on favorable terms could have a material adverse effect on our liquidity and financial condition.

Risks Related to the Common Stock

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is listed on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our Common Stock is considered “penny stock.”

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may become less than $5.00 per share and therefore a “penny stock.” Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

TV Goods’ Plan of Operations

Except for the historical information contained herein, the matters discussed below and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Form 8-K.

TV Goods commenced operations in October 2009 and has operated as a development stage company since inception. Its channels of distribution are through television via infomercials (28.5 minute shows), short form spots (30 seconds to 5 minutes) and via shopping channels such as QVC, HSN and Shop NBC. Its business model is to initially test the potential commercial viability of a product or service with a limited media campaign to determine if a full-scale marketing campaign would be justified. If preliminary marketing results appear to justify an expanded campaign, TV Goods will develop and launch a much expanded program. Other channels of distribution include the internet, retail, catalog, radio and print media. If a product or service can be initially marketed successfully in the US, then the campaign could be rolled out internationally through live shopping channels and through international distribution partners.  TV Goods operations are conducted principally through its wholly-owned subsidiaries, Inventors Business Center, LLC and TV Goods, Inc.

TV Goods was formed and commenced operations on October 16, 2009; accordingly, the results of operations for the period ending March 31, 2010 represented substantially less than a full year of operations. Revenues for the period totaled $363,489 and consisted primarily of fees charged for the shooting and editing of infomercials for our clients. Cost of revenues, which totaled $350, 523 during the period, represented costs incurred by TV Goods directly related to the development of infomercials. These costs included studio rentals, the hiring of on-screen talent and editing consulting services. Operating expenses consisted of general and administrative expenses incurred primarily in TV Goods facilities located in Clearwater, Florida.

Interest expense for the period ended March 31, 2010 totaled $438,918 and was primarily attributable to the Senior Working Capital Notes issued by the Company between November 2009 and February 2010. This total expense figure related to the Notes consisted of accrued interest through March 31, 2010, at 12% per annum of $21,818; related deferred costs of $105,750 and the expensing of Note related discounts of $309,375.The amount of deferred costs and notes discounts recognized as interest included an accelerated component due to the default status of the Notes at March 31, 2010.

TV Goods’ Liquidity and Capital Resources

At March 31, 2010, TV Goods had a cash balance of approximately $75,000, a working capital deficit of 638,135 and an accumulated deficit of $917,825. To raise needed working capital, commencing in October 2009 through February 2010, TV Goods issued a series of 12% Senior Working Capital Notes (which were subsequently amended and restated) totaling $687,500 in gross proceeds with net proceeds of $581,750 after related costs of $105,750. In connection with the issuance of the Senior Working Capital Notes, the Company recognized deferred financing costs of $105,750 and a discount on the Notes attributable to the common shares issued of $309,375. These costs were initially being accreted over the life of the Notes. Subsequent to issuance, and at March 31, 2010, the Notes were in default for failure to pay the required interest. As a result of the default, the Notes became immediately callable by the Note holders. Accordingly, the unaccredited balances remaining attributable to financing costs and Note discount were charged to interest expense. Pursuant to their terms and the Merger Agreement, the Notes automatically convert into shares of H&H common stock.

On March 25, 2010, TV Goods borrowed $50,000 under an unsecured promissory note. The note provided for interest at 12% per annum and could be prepaid at anytime; however, in the event of a prepayment, TV Goods was obligated to pay interest through the maturity date. Following the initial closing of TV Goods private placement discussed below, this note with related accrued interest was paid in full.

On May 26, 2010, TV Goods completed a Unit Offering of our common stock and warrants raising gross proceeds of $2,400,000 and net proceeds of approximately $2,085,500 after offering related costs. Each Unit consists of: (1) one share of common stock, par value $0.0001 per share; (2) one Series A Warrant to purchase one share of common stock exercisable at $0.15 per share; (3) one series B Warrant to purchase one share of common stock exercisable at $0.25 per share; and (4) one Series C Warrant to purchase one share of common stock exercisable at $0.50 per share. The Warrants expire three (3) years from the date of issuance and are redeemable at $0.01 per share, subject to certain conditions. The Series B Warrant may not be exercised until after the Series A Warrant has been exercised in full and the Series C Warrant may not be exercised until after the Series B Warrant has been exercised in full. The selling price of the Units was $0.10 per Unit. Other than the exercise price and call provisions of each series of Warrant, all other terms and conditions of the warrants are the same.

In connection with the private placement TV Goods paid certain fees and commissions to a placement agent of approximately $240,000.  In addition, the Company issued the placement agent and its assignees placement agent warrants to acquire up to 10% of the Units sold under the Private Placement. Each placement agent warrant is exercisable at $0.10 and includes one (1) share of common stock; one (1) Series A warrant; one (1) Series B Warrant; and one (1) Series C Warrant. The placement agent warrants are exercisable for a period of three (3) years from the date of issuance and include a cashless exercise and anti-dilution provision. The underlying Series A, Series B and Series C warrants are substantially the same as the warrants issued under the Private Placement, but contain a cashless exercise provision.

During the period ended March 31, 2010, TV Goods also borrowed $107,513 from its president to meet short term operational needs. These borrowings were formalized in the form of a 12 month convertible promissory note, which is convertible at $0.075 per common share bearing interest at 12% per annum. The note is due in May 2011.

While there can be no assurance, we believe the cash on hand following the Closing Date, along with anticipated TV Goods operational revenues, will provide the working capital necessary for TV Goods to execute its business plan for the foreseeable future.

Legal Proceedings

TV Goods is not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against TV Goods.

Recent Sales of Unregistered Securities

See Item 3.02 below.

Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this report (after giving effect to the Merger Agreement) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. As of the date of this report, we had 184,755,010 shares of common stock issued and outstanding. Unless otherwise provided below, the address for each shareholder is 14044 Icot Boulevard, Clearwater, Florida 33760. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. The information below excludes shares of common stock issuable upon mandatory conversion of amended and restated convertible notes into 10,307,346 shares of common stock and shares of common stock underlying options and warrants issued under the Merger Agreement.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percentage of Outstanding Shares of Common Stock

Kevin Harrington(1)	101,980,000		55.2%

Steven Rogai	22,000,000	(2)	11.5%

Michael Cimino	10,000,000	(3)	7.9%

All Directors and Executive Officers,
as a group	133,980,000	(2)(3)	68.1%

———————

(1)

101,680,000 shares held by Harrington Business Development, an entity controlled by Mr. Harrington

(2)

Includes up to 7,000,000 shares of common stock underlying options exercisable at $0.075 per share.

(3)

Includes up to 5,000,000 shares of common stock underlying options exercisable at $0.075 per share.

Item 3.02

Unregistered Sales of Equity Securities

As more fully described in Item 2.01 above, in connection with the Merger, we issued to holders of TV Goods common stock 182,487,500 shares of the Company representing approximately 98.8% of the outstanding shares of the Company. The 108 TV Goods security holders also received warrants exercisable to purchase an additional 72,000,000 shares of the Company common stock in exchange for TV Goods warrants and 2,400,000 Placement Agent Warrants were issued to Forge Financial Group and its assignees in exchange for TV Goods Placement Agent Warrants. Options to purchase 21,000,000 shares of common stock were also issued under TV Goods Stock Option Plans. The options are exercisable at $0.075 per share and subject to vesting provisions. The shares of common stock issued pursuant to the Merger contain the same rights, terms and preferences as the Company's currently issued and outstanding shares of common stock.

The securities issued to the TV Goods security holders were issued under the exemption from registration provided by Section 4(2) of the Securities Act. The securities contain a legend restricting transferability absent registration or applicable exemption. The TV Goods security holders received current information about the Company and had the opportunity to ask questions about the Company. All of the TV Goods security holders were deemed accredited.

Item 5.01

Changes in Control of the Registrant

On the Closing Date, we consummated the transactions contemplated by the Merger Agreement. Other than the transactions and agreements disclosed in this Form 8-K, we know of no other arrangements, which may result in a change in control.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers.

At the Closing, Michael Jordan resigned as vice president and director and Francis Rebello resigned as president and director. In addition, Pamela Rabin, Todd Rowley and Anand Kunar resigned as directors effective on the 10th day after mailing of a Schedule 14f-1 statement to our stockholders. The Schedule 14-f statement was mailed on May 18, 2010. Effective at the Closing, our Board of Directors appointed Kevin Harrington to serve as Chairman, Michael Cimino to serve as director and Steven Rogai to serve as president and director, such appointments effective at the Closing and they will serve on the Board of Directors and shall hold office until the next election of directors by stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

Set forth below is information regarding our current directors and executive officers.

Name	Age	Position

Kevin Harrington	53	Chairman
Steven Rogai	33	President and Director
Michael Cimino	57	Director

Kevin Harrington has served as chairman of TV Goods since its inception and as chief executive officer of TV Goods, Inc. since its inception. He is widely acknowledged as a pioneer and principal architect of the “infomercial” industry. In 1984 Mr. Harrington produced one of the industry’s first 30 minute infomercials. Mr. Harrington has been involved with over 500 product launches resulting in sales of over $4 billion worldwide and 20 products reaching individual sales of over $100 million. Mr. Harrington founded Quantum International, Ltd. in 1988 which merged into National Media Corporation in 1991. Under Harrington’s leadership as its President, National Media reached $500 distribution in over 100 countries in 20 languages. Additional entrepreneurial startups for which Harrington served as CEO included a joint venture with HSN, Inc. (HSN Direct) in 1994 and Reliant International Media in 1997. Reliant was sold to Responze TV PLC. Harrington co-founded OmniReliant Holdings Inc. in 2006 and currently owns a nominal interest in TV Goods. Mr. Harrington has established two global networking associations; the Entrepreneur's Organization (E.O.) and the Electronic Retailing Association (ERA). Mr. Harrington currently appears on the television series “Shark Tank”. He recently released a book entitled “Act Now”. This book chronicles Kevin‘s life and experiences in the DRTV industry. Kevin’s co-author is William Simon who co-authored with Steven Jobs, the NY Times best-selling book “Icon.”

Steven Rogai has served as CEO of TV Goods since late 2009. Mr. Rogai has over 15 years of retail and product development experience. Mr. Rogai founded and operated Titan I Developments, LLC, a real estate finance company in Central Florida, from 2005 through 2009. He also founded and operated Florida Select Mortgage Corp., a real estate mortgage company, from 2004 through 2009. In May 2008 Mr. Rogai filed for personal bankruptcy under Chapter 11 and satisfied the plan in late 2009. Mr. Rogai joined TV Goods in early 2009 as Director of Business development and brought the concept of the Inventors Business Center to Kevin Harrington.

Michael M. Cimino has served as Director since March 2010. He has been involved in the infomercial industry for approximately 30 years and helped fashion the legal framework of this fledgling industry designing and developing forms of deals that are now commonplace in the DRTV arena. In 1978, while still in law school, Cimino was an in-house marketing counsel and Director of Advertising Compliance for a leading direct response insurance company, creating DRTV spots with Arthur Godfrey and Danny million in annual sales with Thomas. From 1988 through 1991 he served as General Counsel and Executive VP of Product Development for Quantum International Ltd, working with Kevin Harrington.  After Quantum, Mr. Cimino went on to be General Counsel/Marketing Counsel of three other major infomercial companies, Synchronal Corp., Regal Group and National Direct Corporation (NDC). Mr. Cimino also served as president of NDC. Subsequently, Mr. Cimino became President and Chairman of High Speed Net Solutions, Inc., a public company which possessed exclusive rights to a compression technology. In May 2005, Mr. Cimino was appointed to serve as President and Vice Chairman of the Board of Directors of Sure Trace Security Corporation, a publicly traded company.  On September 13, 2007, the SEC filed a settled civil action in the United States District Court for the District of Columbia against, among others, Sure Trace Security Corporation and Mr. Cimino, its vice chairman and president, alleging that Mr. Cimino violated certain regulatory provisions of the Securities Act. Without admitting or denying the allegations in the complaint, Mr. Cimino consented to a final judgment enjoining him from violating the registration provisions of Sections 5(a) and 5(c) of the Securities Act. Mr. Cimino also currently serves as chairman and president of True Product JD, Inc., a public company, and consultant to Biofield Corp., a company quoted on the OTCBB.

Employment Agreements

Effective April 30, 2010, TV Goods entered into an employment contract with Kevin Harrington. The agreement is for a period of three years and provides for Mr. Harrington to serve as Chairman of the Board of Directors and senior executive officer. TV Goods may not terminate the agreement during the initial 18 months of the agreement. For services rendered by Mr. Harrington under the agreement, TV Goods has agreed to pay Mr. Harrington a base salary of not less than $25,000 per month, provided however that upon the effectiveness of a registration statement which includes the registration of certain shares of common stock held by Mr. Harrington, his base salary shall be reduced to $17,500 for period of six months and $20,000 for an additional period of six months. Mr. Harrington shall also be entitled to an annual bonus payable at the discretion of the Board of Directors. He is also entitled to participate in all employee benefit plans, including but not limited to health, medical dental, life insurance and retirement plans. Under the agreement Mr. Harrington is entitled to annual paid vacation applicable to senior employees, but in no event less than four weeks per calendar year. He is also entitled to reimbursement of all reasonable business expenses. The employee agreement includes a two year covenant not compete following the termination of his employment. The employment agreement shall automatically renew on each third year anniversary date unless either party elects to terminate the agreement on written notice, 90 days prior to the expiration of the then current term. In the event that Mr. Harrington’s employment is terminated prior to the end of its term due to Mr. Harrington’s death or disability, cause, or as a result of Mr. Harrington’s voluntary resignation, he shall not be entitled to any compensation after the date of termination. If Mr. Harrington is terminated for a reason other than cause, disability, voluntary resignation or death, Mr. Harrington will be entitled to twelve months of severance pay from the termination date consisting only of his base salary plus, medical, health and other non salary/non equity benefits under benefit policies for that year.

TV Goods intends to enter into employment agreements with Steven Rogai and Michael Cimino. Initial salaries for these individuals are anticipated to be as follows:

	Months 1-6	Months 7 – 12
Steve Rogai	8,000	10,000
Michael Cimino	4,000	5,000

The employment agreements will provide for an increase in compensation in amounts to be determined by management upon the one year anniversary of the Closing Date of the financing. The agreements will also include traditional non-competition provisions. In addition, TV Goods may issue stock options and other non-cash incentives to its executive officers, directors, employees and consultants.

Director Compensation

TV Goods has not paid our directors fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent director a fee for their attendance at board and committee meetings. We reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings. The Board did not have any board meeting after the share exchange and the directors did not receive any reimbursement.

Certain Relationships and Related Transactions, and Director Independence

On May 25, 2010, TV Goods issued an unsecured 12% Convertible Promissory Note to Steven Rogai, an officer and director of TV Goods, formalizing a series of unsecured working capital advances to the Company totaling $107,513 at March 31, 2010. This note, totaling $107,000, matures May 25, 2011, and bears interest at 12% per annum, payoffs monthly, in cash. The note may be converted in full or in part at any time prior to maturity, at the option of the holder, at $0.075 per common share.

During the period ending March 31, 2010, TV Goods loaned approximately $141,000, including approximately $6,000 in accrued interest, to an entity in which Kevin Harrington’s brother is an officer and owner. Mr. Harrington had previously been an officer of that entity. The loans were made to fund certain projects which were believed to have potential mutual benefit to both the entity and TV Goods. The loans are unsecured, bear interest at 12% per annum and are payable on demand.

Item 9.01

Financial Statements and Exhibits.

(a)

Financial statements of business acquired.

Audited financial statements of TV Goods Holdings Corporation as of March 31, 2010 and related notes thereto.

(b)

Pro forma financial information.

Unaudited pro forma financial information and notes to unaudited pro forma financial information (to be filed).

(d)

Exhibits.

Exhibit No.	Description

2.1	Merger Agreement effective May 28, 2010
4.1	Form of Series A, B and C Warrant
4.2	Form of Placement Agent Warrant
4.3	Convertible Promissory Note issued to Steven Rogai
10.1	Employment Agreement with Kevin Harrington
99.1	Press Release dated May 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&H Imports, Inc.

By:	/s/ STEVEN ROGAI
Name:	Steven Rogai
Title:	President

Dated: June 4, 2010

(a)

Financial statements of business acquired.

TV GOODS HOLDING CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (OCTOBER 16, 2009) TO MARCH 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

TV Goods Holding Corporation

We have audited the accompanying consolidated balance sheet of TV Goods Holding Corporation as of March 31, 2010 and the related consolidated statement of operations, changes in stockholders' deficit, and cash flows from inception October 16, 2009 to March 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TV Goods Holding Corporation as of March 31, 2010 and the results of its consolidated operations and cash flows from inception, October 16, 2009, to March 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

Jewett, Schwartz, Wolfe & Associates

/s/Jewett, Schwartz, Wolfe & Associates

Hollywood, Florida

May 18, 2010

200 South Park Road, Suite 150  •  Hollywood, Florida 33021  •  Main 954.922.5885  •  Fax 954.922.5957  •  www.jsw-cpa.com

Member - American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants

Private Companies Practice Section of the AICPA • Registered with the Public Company Accounting Oversight Board of SEC

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

March 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$74,991
Accounts receivable	55,830
Due from related party	140,961
Inventories	46,188
Prepaid expenses and other current assets	155,170
Total current assets	473,140

Property, plant and equipment, net	29,685

Total Assets	$502,825

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$66,441
Loan from officer	107,513
Deferred revenue	136,450
Notes payable	737,500
Accrued interest related parties	2,321
Accrued expenses and other current liabilities	61,050
Total current liabilities	1,111,275

Commitments and contingencies

Stockholders' deficit:
Preferred stock, $.0001 par value; 20,000,000 shares authorized; no shares issued and outstanding at March 31, 2010	—

Common stock, $.0001 par value; 500,000,000 shares authorized, 158,187,510 issued and outstanding at March 31, 2010	15,819
Additional paid-in capital	293,556
Accumulated deficit	(917,825)
Total stockholders' deficit	(608,450)

Total liabilities and stockholders' deficit	$502,825

See accompanying notes to consolidated financial statements.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

Period From Inception (October 16, 2009) to March 31, 2010

Revenues	$363,489
Cost of revenues	350,523

Gross profit	12,966

Operating expenses:
Selling, general and administrative expenses	506,458
Total operating expenses	506,458

Loss from operations	(493,492)

Other (income) expense:
Interest income - related party	(5,961)
Other income	(10,947)
Interest expenses - Notes payable	438,918
Interest expense - related party	2,323
424,333

Loss before income taxes	(917,825)
Provision for income taxes

Net loss	$(917,825)

Loss per common share - basic and diluted	$(0.006)

Weighted average shares outstanding - basic and diluted	155,554,235

See accompanying notes to consolidated financial statements.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

PERIOD FROM INCEPTION (OCTOBER 16, 2009) TO MARCH 31, 2010

	Common Shares, $.0001 Par Value Per Share		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares Issued	Amount

Balance April 1, 2009	—	$—	$—	$—	$—

October 16, 2010:
Founders shares	152,000,010	15,200	(15,200)	—	—

Shares issued in connection with senior working capital notes	6,187,500	619	308,756		309,375

Loss				(917,825)	(917,825)

	158,187,510	$15,819	$293,556	$(917,825)	$(608,450)

See accompanying notes to consolidated financial statements.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

March 31, 2010

Cash lows from operating activities:
Net loss	$(917,825)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	1,199
Amortization of discount on 12% convertible debt	309,375
Amortization of deferred financing costs	105,750
Changes in operating assets and liabilities:
Accounts receivable	(55,830)
Inventories, net	(46,188)
Prepaid expenses and other current assets	(155,170)
Accounts payable	66,441
Deferred revenue	136,450
Accrued interest related party	2,321
Accrued expenses and other current liabilities	61,050
Net cash used in operating activities	(492,427)

Cash flows from investing activities:
Additions to property, plant and equipment	(30,884)
Net cash used in investing activities	(30,884)

Cash flows from financing activities:
Proceeds from issuance of 12% convertible debt	687,500
Costs associated with 12% convertible debt	(105,750)
Proceeds of note payable	50,000
Loans from related parties	107,513
Loans to related party	(140,961)

Net cash provided by financing activities	598,302

Net cash increase (decrease)	74,991
Cash and cash equivalents - beginning of period	—
Cash and cash equivalents - end of period	$74,991

Supplemental disclosures of cash flow information:
Cash paid for interest	$—
Cash paid for taxes	$—

See accompanying notes to consolidated financial statements.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. – DESCRIPTION OF OUR BUSINESS

TV Goods Corporation, a Florida Corporation, is a development stage company organized in October 2009 to market and distribute products and services through direct response channels. Our primary channels of distribution are through television via infomercials (28.5 minute shows), short form spots (30 seconds to 5 minutes) and via shopping channels such as QVC, HSN and Shop NBC. Our business model is to initially test the potential commercial viability of a product or service with a limited media campaign to determine if a full-scale marketing campaign would be justified. If preliminary marketing results appear to justify an expanded campaign, we will develop and launch a much expanded program. Secondary channels of distribution include the internet, retail, catalog, radio and print media. If a product or service can be initially marketed successfully in the US, then the campaign could be rolled out internationally through live shopping channels and through international distribution partners.

Our operations are conducted principally through our wholly-owned subsidiaries, Inventors Business Center, LLC and TV Goods, Inc.

Our executive offices are located at 14044 Icot Blvd. Clearwater, Florida, 33760.

NOTE 2. – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which contemplate continuation of the Company as a going concern. However, we have sustained losses from operations since our inception, and such losses have continued through March 31, 2010. At March 31, 2010 we had an accumulated deficit of approximately $ 918,000 and cash on hand of approximately $ 75,000.

As discussed in Note 6, on May 26, 2010 we completed a Private Placement of our common stock and warrants with aggregate gross proceeds of $2,400,000 and net proceeds of approximately $2,085,500 after related costs.

In 2010, cash on hand and cash received in our Private Placement will primarily be used to fund our ongoing operations including expanding our sales and marketing capabilities as well as for general working capital purposes.

All share and per share information contained in this report gives retroactive effect to a 30 for 1 (30:1) stock split of our outstanding common stock effective March 17, 2010.

Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reported periods.

Significant estimates for the periods reported include the allowance for doubtful accounts which is based on an evaluation of our outstanding accounts receivable including the age of amounts due, the financial condition of our specific customers, knowledge of our industry segment and historical bad debt experience. This evaluation methodology has proved to provide a reasonable estimate of bad debt expense in the past and we intend to continue to employ this approach in our analysis of collectability.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

We also rely on assumptions such as volatility, forfeiture rate, and expected dividend yield when deriving the fair value of share-based compensation; we did not recognize any stock-based compensation expense during the period presented in this report.

Assumptions and estimates employed in these areas are material to our reported financial conditions and results of operations. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are recorded in the balance sheet at cost, which approximates fair value. All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Revenue Recognition

We recognize revenue from product sales in accordance with FASB ASC 605 — Revenue Recognition. Following agreements or orders from customers, we ship product to our customers often through a third party facilitator. Revenue from product sales is only recognized when substantially all the risks and rewards of ownership have transferred to our customers, the selling price is fixed and collection is reasonably assured. Typically, these criteria are met when our customers order is received by them and we receive acknowledgment of receipt by a third party shipper.

We also offer our customers services consisting of planning, shooting and editing infomercials to aid in the Direct Response marketing of their product or service. In these instances, revenue is recognized when the contracted services have been provided and accepted by the customer. Deposits, if any, on these services are recognized as deferred revenue until earned.

Accounts Receivable

Accounts receivable consists of amounts due from the sale of our infomercial development services to our customers. As of March 31, 2010 one customer had an account receivable balance owed of $50,000 representing approximately 90% of the total receivable balance. As of March 31, 2010, we recognized no allowance for doubtful accounts.

Inventories, net

As our business model is to drop ship firm orders directly to our customers through the use of a third party facilitator, we maintain a minimal amount of inventory on hand. We do however purchase, in certain instances, products which are shipped to and held by the facilitator until sales orders are received. As orders are placed and paid for through the facilitator, the Company is notified of the sale and the appropriate amount of inventory is charged to cost of sales. As we do not internally manufacture any of our products, we do not maintain raw materials or work-in-process inventories.

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. We review our inventory for excess or obsolete inventory and write-down obsolete or otherwise unmarketable inventory to its estimated net realizable value.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, Plant and Equipment, net

We record property, plant and equipment and leasehold improvements at historical cost. Expenditures for maintenance and repairs are recorded to expense; additions and improvements are capitalized. We generally provide for depreciation using the straight-line method at rates that approximate the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the remaining term of the lease.

Earnings Per Share

The Company adopted FASB ASC 260, Earnings Per Share. Basic earnings (loss) per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares, if any, that would be issued assuming conversion of all potentially dilutive securities outstanding. For the period ending March 31, 2010, diluted earnings per share is not presented, as there were no potentially issuable securities outstanding for the period.

Share-Based Payments

There were no outstanding stock option awards for the period ended March 31, 2010.

However, subsequent to our March 31, 2010 year end, as further described in Note 6 – Subsequent Events, the Company modified its 2009 Equity Incentive Plan, increasing shares available under the Plan and approving the 2010 Equity Incentive Plan, issuing 12,000,000 options and 9,000,000 options, respectively, under these Plans. We intend to recognize share-based compensation expense in connection with our share-based awards, net of an estimated forfeiture rate and therefore only recognize compensation cost for those awards expected to vest over the service period of the award. We will utilize a Black-Scholes option pricing model to estimate the fair value of our stock options. Calculating share-based compensation expense requires the input of highly subjective judgment and assumptions, including estimates of expected life of the award, stock price volatility, forfeiture rates and risk-free interest rates. The assumptions used in calculating the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets. As of March 31, 2010, no indicators of impairment existed.

Income Taxes

We account for income taxes in accordance with FASB ASC 740 — Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, we consider tax regulations of the jurisdictions in which we operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of FASB ASC 740 — Income Taxes.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FASB ASC 740 requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash, cash equivalents and trade accounts receivable. Cash and cash equivalents are held with financial institutions in the United States and from time to time we may have balances that exceed the amount of insurance provided by the Federal Deposit Insurance Corporation on such deposits. Concentration of credit risk with respect to our trade accounts receivable to our customers is primarily limited to approximately $56,000 at March 31, 2010. Credit is extended to our customers, based on an evaluation of a customer’s financial condition and collateral is not required. To date, we have not experienced any material credit losses.

Marketing and Advertising Costs

Marketing, advertising and promotional costs are expensed as incurred.

Fair Value Measurements

FASB ASC 820 — Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to us at March 31, 2010. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1 —

Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 —

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 —

Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments.

New Accounting Standards

There were various accounting standards and interpretations issued recently, none of which had or are expected to have a material impact on our consolidated financial position, results of operations or cash flows.

In May 2009, the FASB issued ASC 855-10, Subsequent Events (formerly FASB Statement No. 165, Subsequent Events). ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. In particular, ASC 855-10 sets forth:

•

the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements;

•

the circumstances under which we should recognize events or transactions occurring after the balance sheet date in our financial statements; and

•

the disclosures that we should make about events or transactions that occur after the balance sheet date, but before the financial statements are issued or are available to be issued.

ASC 855-10 requires disclosure of the date through which an entity has evaluated subsequent events, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. We have adopted the provisions of ASC 855-10 which did not have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2009, the FASB established the FASB Accounting Standards Codification (the “Codification” or “ASC”). The Codification is the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification has changed the manner in which U.S. GAAP guidance is referenced only and as such adoption did not have an impact on our consolidated financial position, results of operations or cash flows, but has changed the manner in which we reference U.S. GAAP.

In January 2010, the FASB issued ASU No. 2010-6, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This update requires new disclosures for fair value measurements and provides clarification for existing disclosures requirements. Certain of the disclosure requirements will be effective for us on April 1, 2011. As ASU No. 2010-6 only requires enhanced disclosures, the adoption of ASU No. 2010-6 did not have a material effect on our consolidated financial position, results of operations or cash flows and did not materially expand our financial statement footnote disclosures.

In April 2010, the FASB issued ASU No. 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. ASU No. 2010-13 clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The provisions of ASU No. 2010-13 will be effective for us on April 1, 2011. Early adoption is permitted. Adoption of the provisions of ASU No. 2010-13 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. – RELATED PARTY TRANSACTIONS

During the period ending March 31, 2010, the Company loaned approximately $141,000, including approximately $6,000 in accrued interest, to an entity inwhich our Chairman’s brother is an officer and owner. Our Chairman had previously been an officer of that entity. The loans were made to fund certain projects which were believed to have potential mutual benefit to both the entity and the Company. The loans are unsecured, bear interest at 12% per annum and are payable on demand.

At March 31, 2010 to Company owed our Chief Executive Officer, $107,513 in loans payable as well as $2,321 in related accrued interest. These loans were made to meet short-term working capital needs of the Company through March 31, 2010. The loans are unsecured and bear interest at 12% per annum.

Subsequent to March 31, 2010, this obligation was formalized through the issuance of a 12% Convertible Promissory Note payable to our Chief Executive Officer. See Note 6 – Subsequent Events.

NOTE 4. – NOTES PAYABLE

Commencing in October 2009 through February 2010, the Company issued a series of 12% Senior Working Capital Notes and Revenue Participation Agreements totaling $687,500 in gross proceeds with net proceeds of $581,750 after related costs of $105,750.

Terms of the Senior Working Capital Notes included:

•

450,000 common shares issued to the Note investor for each $50,000 invested;

•

Mandatory partial conversions: In the event of a subsequent financing of $2,000,000 or more, 50% of the investors Note principal shall automatically be converted into common shares of the at a conversion price equal to 66.6% of the subsequent financing price;

•

Voluntary conversion: Following a Mandatory partial conversion, the Note investor may, at their option, convert the remaining 50% of their Note principal into common shares at a conversion price equal to 66.6% of the subsequent financing price;

•

Revenue participation agreement: Note holders receive a pro-rata portion of 1% of the Company’s revenues over 24 months from closing on 18 identified products; and

•

Registration rights were granted if the related common shares were not saleable under Rule 144 by the maturity date of the Notes, December 31, 2010.

In connection with the issuance of the Senior Working capital Notes, the Company recognized deferred financing costs of $105,750 and a discount on the Notes attributable to the common shares issued of $309,375. These costs were initially being accreted over the life of the Notes. Subsequent to issuance, and at March 31, 2010, the Notes were in default for failure to pay the required interest. As a result of the default, the Notes became immediately callable by the Note holders. Accordingly, the unaccreted balances remaining attributable to financing costs and Note discount were charged to interest expense.

As described in Note 6 - Subsequent Events, subsequent to year end, the terms of the 12% senior working capital notes were modified through a series of Amendment and Exchange Agreements and issuance of amended note agreements.

On March 25, 2010, the Company borrowed $50,000 under a Note agreement. The Note is due on or before the earlier of (a) the initial closing of the Company’s Private Placement transaction date March 22, 2010 or (b) August 30, 2010, the maturity date. The Note provides that in the event there is no closing of the Private Placement prior to the maturity date, the Note holder will forgive $25,000 and the related accrued interest. The Note bears interest at 12% per annum and may be prepaid at anytime; however, in the event of a prepayment, the Company is obligated to pay interest through the maturity date. The lender in this transaction is an officer of the placement agent in the Company’s Private Placement.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. – NOTES PAYABLE (continued)

As described in Note 6 – Subsequent Events, in May 2010, the Private Placement was completed, and the Note and related accrued interest were paid-in-full.

NOTE 5. – STOCKHOLDERS’ EQUITY

Preferred Stock

We are authorized to issue up to 20,000,000 shares of preferred stock, $.0001 par value per share. Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the state of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. No shares of preferred stock have been issued or are outstanding.

Common Stock

We are authorized to issue up to 500,000,000 shares of common stock, $.0001 par value per share. As of March 31, 2010 we had 158,187,510 shares outstanding. Holders are entitled to one vote for each share of common stock (or its equivalent).

All share and per share information contained in this report gives retroactive effect to a 30 for 1 (30:1) stock split of our outstanding common stock effective March 17, 2010.

NOTE 6. – SUBSEQUENT EVENTS

2010 Unit Offering

On May 26, 2010, we completed a Unit Offering of our common stock and warrants raising gross proceeds of $2,400,000 and net proceeds of approximately $2,085,500 after offering related costs.

Each Unit consists of: (1) one share of common stock, par value $0.0001 per share; (2) one Series A Warrant to purchase one share of common stock exercisable at $0.15 per share; (3) one series B Warrant to purchase one share of common stock exercisable at $0.25 per share; and (4) one Series C Warrant to purchase one share of common stock exercisable at $0.50 per share. The Warrants expire three (3) years from the date of issuance and are redeemable by the Company at $0.01 per share, subject to certain conditions. The Series B Warrant may not be exercised until after the Series A Warrant has been exercised in full and the Series C Warrant may not be exercised until after the Series B Warrant has been exercised in full. The selling price of the Units was $0.10 per Unit.

Other than the exercise price and call provisions of each series of Warrant, all other terms and conditions of the warrants are the same.

In connection with the Private Placement the Company paid certain fees and commissions to a placement agent of approximately $240,000. In addition, the Company issued the placement agent and its assignees placement agent warrants to acquire up to 10% of the Units sold under the Private Placement. Each placement agent warrant is exercisable at $0.10 and includes one (1) share of common stock; one (1) Series A warrant; one (1) Series B Warrant; and one (1) Series C Warrant. The placement agent warrants are exercisable for a period of three (3) years from the date of issuance and include a cashless exercise and anti-dilution provision. The underlying Series A, Series B and Series C warrants are substantially the same as the warrants issued under the Private Placement, but contain a cashless exercise provision.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. – SUBSEQUENT EVENTS (continued)

Merger Agreement

On April 15, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with H&H Imports, Inc. (“H&H”) and its wholly owned subsidiary, TV Goods Acquisition, Inc., pursuant to which the Company will be merged with a subsidiary of H&H and continue its business as a wholly owned subsidiary of H&H. H&H is subject to the reporting requirements of the Securities and Exchange Commission and its common stock is quoted on the Over-the-Counter Bulletin Board. H&H was organized under the laws of the state of Florida in November 2006 to purchase and sell at wholesale women’s handbags and other leather products recently introduced products into the marketplace. Under the terms of the Merger Agreement, the Company shareholders will receive shares of H&H common stock such that the Company shareholders would own approximately 98% of the total shares of H&H to be issued and outstanding following the merger. The transaction has been approved by the board of directors of H&H and the board of directors and holders of a majority of the voting stock of the Company. The transaction requires satisfaction of certain conditions to closing. Accordingly, there is no assurance that the merger will be completed.

Amendment and Restatement of Senior Working Capital Notes

Subsequent to year end, the company entered into a series of Amendment and Exchange Agreements, modifying the terms and conditions of their 12% Senior Working Capital Notes and Revenue Participation Agreements, which totaled $687,500.

The terms of the Amended and Restated Senior Working Capital Notes modified the terms of the original notes providing:

•

The revenue sharing provision was waived.

•

The definition of Subsequent Financing, which triggered certain conversion provisions, was modified such that Subsequent Financing was amended to mean prior to the note maturity date, the Company closes a reverse acquisition transaction whereby the Company becomes a reporting company under the Securities Exchange Act of 1934, as amended.

•

Interest payment provisions were modified such that in the event of a redefined Subsequent Financing, interest would be paid through the maturity date within thirty days.

•

Prepayment provisions were eliminated.

•

The partial mandatory conversion provisions were modified such that in the event of a subsequent financing, 100% of the outstanding notes shall automatically convert into common shares of the Company at the conversion price.

2009 and 2010 Equity Incentive Plans

In October 2009, the Board of Directors authorized the adoption of the 2009 Equity Incentive Plan (the “2009 Plan”), initially authorizing the issuance of up to 5,000,000 shares under this Plan. The 2009 Plan was required to be approved our shareholders prior to October 16, 2010 or any incentive stock options we may have awarded under the 2009 Plan will automatically convert into non-qualified options under terms and conditions determined by the Board, as nearly as is reasonably practicable in its sole determination, the terms and conditions of the incentive stock options being so converted.

On March 21, 2010, the Board authorized an amendment to the 2009 Plan, increasing the number of shares issuable under the Plan from 5,000,000 shares to 12,000,000 shares. On May 26, 2010, our Board of Directors granted 12,000,000 options, exercisable at $0.075 per share to two officers and directors of the Company. The shares vest over eighteen months from grant and are exercisable for five (5) years from grant date.

TV GOODS HOLDING CORPORATION

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. – SUBSEQUENT EVENTS (continued)

On May 26, 2010, our Board of Directors and holders of a majority of our outstanding common stock authorized the 2010 Non Executive Equity Incentive Plan (“2010 Plan”) covering 10,000,000 shares of common stock. Following the adoption of the 2010 Plan, our Board granted options to purchase an aggregate of 9,000,000 shares of our common stock with an exercise price of $0.075 per share. The March 2010 options granted vest over eighteen months from the date of grant and are exercisable for five (5) years from their grant date.

In the event of any stock split of our outstanding common stock, the Board of Directors in its discretion may elect to maintain the stated amount of shares reserved under the 2009Plan or 2010 (collectively, the “Plans”) without giving effect to such stock split. Subject to the limitation on the aggregate number of shares issuable under the Plans, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Plan options may either be (i) ISOs, (ii) NSOs (iii) awards of our common stock or (iv) rights to make direct purchases of our common stock which may be subject to certain restrictions. Any option granted under the Plans must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The Plans further provide that with respect to ISOs the aggregate fair market value of the common stock underlying the options which are exercisable by any option holder during any calendar year cannot exceed $100,000. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

Note Payable – Related Party

On May 25, 2010, the Company issued an unsecured 12% Convertible Promissory Note to our Chief Executive Officer, formalizing a series of unsecured working capital advances to the Company totaling $107,513 at March 31, 2010. This note, totaling $107,000, matures May 25, 2011, and bears interest at 12% per annum, payoffs monthly, in cash. The note may be converted in full or in part at any time prior to maturity, at the option of the holder, at $0.075 per common share.

We have evaluated events and transactions that occurred subsequent to March 31, 2010 through May 26, 2010, the date the financial instruments were issued, for potential recognition or disclosure in the accompanying financial statements. Other than the disclosures shown, we did not identify any events or transactions that should be recognized or disclosed in the accompanying financial statements.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Merger Agreement effective May 28, 2010
4.1	Form of Series A, B and C Warrant
4.2	Form of Placement Agent Warrant
4.3	Convertible Promissory Note issued to Steven Rogai
10.1	Employment Agreement with Kevin Harrington
99.1	Press Release dated May 28, 2010